                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check  the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Datascope Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

[ ]      Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:

                                 DATASCOPE CORP.
                               14 Philips Parkway
                           Montvale, New Jersey 07645

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 7, 1999

                                 ---------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datascope Corp. (the "Corporation") will be held at 11:00 o'clock a.m., local time, on December 7, 1999, at The Harmonie Club, 4 East 60th Street, New York, New York, for the following purposes:

         1. To elect two directors of the Corporation to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their respective successors;

         2. To consider and vote upon a proposal to amend the Corporation's 1995 Stock Option Plan (the "1995 Stock Option Plan") to increase the number of shares of the Corporation's common stock, $.01 par value per share ("Common Stock"), which may be the subject of options granted pursuant to the 1995 Stock Option Plan from 1,500,000 shares in the aggregate to 2,750,000 shares in the aggregate; and

         3. To transact such other business as may properly come before the meeting.

         Only holders of record of the Corporation's Common Stock at the close of business on October 27, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Such shareholders may vote in person or by proxy.

         SHAREHOLDERS WHO FIND IT CONVENIENT ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU ARE NOT ABLE TO DO SO AND WISH THAT YOUR STOCK BE VOTED, YOU ARE REQUESTED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                             By Order of the Board of Directors,


                                             MURRAY PITKOWSKY,
                                             Secretary

Dated:   November 1, 1999

                                 DATASCOPE CORP.
                               14 Philips Parkway
                           Montvale, New Jersey 07645
                                 ---------------

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Datascope Corp. (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held at 11:00 o'clock a.m., local time, on December 7, 1999, at The Harmonie Club, 4 East 60th Street, New York, New York, and at any adjournments thereof. The purposes of the meeting are:

         1. To elect two directors of the Corporation to hold office until the Annual Meeting of Shareholders and until the election and qualification of their respective successors;

         2. To consider and vote upon a proposal to amend the Corporation's 1995 Stock Option Plan (the "1995 Stock Option Plan") to increase the number of shares of the Corporation's common stock, $.01 par value per share ("Common Stock"), which may be the subject of options granted pursuant to the 1995 Stock Option Plan from 1,500,000 shares in the aggregate to 2,750,000 shares in the aggregate; and

         3. To transact such other business as may properly come before the meeting.

         If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted
(i) for the election as directors of the nominees of the Board of Directors named below, (ii) for the proposal to amend the 1995 Stock Option Plan, and
(iii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a shareholder cast in person at the meeting. If a proxy is not returned, the shares represented by such proxy will not be voted. The approximate date of mailing of this Proxy Statement is November 1, 1999.

                                     VOTING

         Holders of record of the Corporation's Common Stock on October 27, 1999 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, there were 14,982,206 shares of Common Stock outstanding and entitled to vote. A majority of the outstanding Common Stock represented at the meeting in person or by proxy will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business; however, unreturned proxies are not counted for purposes of determining the presence or absence of a quorum. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors.

         The favorable vote of a majority of the votes cast at the meeting is necessary to elect each director of the Corporation. The favorable vote of a majority of the votes cast at the meeting is necessary to amend the 1995 Stock Option Plan. Abstentions, broker non-votes and shares represented by unreturned proxies are not considered votes cast and will have no effect on the outcome of the matters scheduled to be considered at the Annual Meeting. The Board of Directors recommends a vote FOR each of the nominees named below and FOR the proposal to amend the 1995 Stock Option Plan.

                          ITEM 1. ELECTION OF DIRECTORS

         Two (2) directors are to be elected at the Annual Meeting. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Corporation. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election any of the nominees should be unable or unwilling to accept election, it is intended that such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

                 INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

         The following information is supplied with respect to the nominees for election as directors of the Corporation in Class II, and for the directors in Classes I and III whose terms expire at the Annual Meeting of Shareholders occurring in 2001 and 2000, respectively, and until the election and qualification of their respective successors. Unless otherwise indicated below, each director has had the principal occupation(s) indicated on the table for five years or more.

                              NOMINEES FOR DIRECTOR

         CLASS II (If elected each director will hold office until the 2002 Annual Meeting of Shareholders.)


                                    Class II


                               Principal Occupation                   Has Been a Director of
Name of Nominee          Age   or Employment                          the Corporation During
---------------          ---   --------------------                   ----------------------
David Altschiller         58   Chairman/Chief Executive Officer of         1982-present
                               Hill, Holliday & Altschiller(1)
Joseph Grayzel, M.D       68   Consultant to the Corporation and           1969-present
                               Physician


----------

(1) Hill, Holliday & Altschiller is the New York office of Hill, Holliday, Connors, Cosmopulos, Inc., a Boston advertising agency.


                         DIRECTORS WHOSE TERM OF OFFICE
                     WILL CONTINUE AFTER THE ANNUAL MEETING

       Class I (Term expires at the 2001 Annual Meeting of Shareholders.)

                               Principal Occupation                 Has Been a Director of
Name of Director         Age   or Employment                        the Corporation During
---------------          ---   --------------------                 ----------------------
George Heller              77    Director(2)                                 1970-1979
                                                                           1980-present
William L. Asmundson       62    President and Chief Executive             1969-present
                                 Officer of Rockefeller & Co., Inc.

----------

(2) Mr. Heller also served as Senior Vice President of the Corporation from 1970 through 1979 and from 1980 through October 1992 and as Secretary of the Corporation from 1970 through 1979 and from 1980 through December 1992.

Class III (Term expires at the 2000 Annual Meeting of Shareholders.)


                                 Principal Occupation                 Has Been a Director of
Name of Director          Age    or Employment                        the Corporation During
----------------          ---    --------------------                 ----------------------

Lawrence Saper             71    Chairman of the Board and Chief             1964-present
                                 Executive Officer of the Corporation
Alan B. Abramson           53    Attorney(3)                                 1996-present
Arno Nash                  72    Chairman of Iterman Industrial               1965-1967
                                 Products Ltd.(4)                            1996-present


----------

(3) Mr. Abramson has served as President of Abramson Brothers Incorporated since 1972.

(4) Mr. Nash has served as Chairman of Iterman Industrial Products Ltd. since 1965.


                              MEETINGS OF THE BOARD

         During the fiscal year ended June 30, 1999, five meetings of the Board of Directors were held. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees on which he served.

         The Board of Directors has an audit committee consisting of Messrs. Abramson, Asmundson and Nash. The primary functions of the committee are to review the Corporation's financial statements, recommend the appointment of the Corporation's independent auditors and review the overall scope of the audit. This committee held two meetings during the Corporation's last fiscal year.

         The Corporation has a stock bonus committee consisting of Dr. Grayzel and Messrs. Saper and Heller. This committee is empowered to authorize the issuance of shares of the Corporation's Common Stock to certain employees of the Corporation or its subsidiaries who have provided outstanding services on behalf of the Corporation. This committee did not hold any meetings during the Corporation's last fiscal year.

         The Board of Directors has a compensation committee (the "Compensation Committee"), which consisted of Messrs. Abramson, Asmundson and Heller. The primary responsibility of this committee is to administer and make recommendations to the Board regarding the Corporation's bonus plans, to review the compensation arrangements relating to officers who are members of the Board of Directors and to administer the Datascope Corp. 1981 Incentive Stock Option Plan and the Datascope Corp. 1995 Stock Option Plan. This committee held four meetings during the Corporation's last fiscal year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership with the Commission on a timely basis. Reporting Persons are required to furnish the Corporation with copies of all such forms that they file. Based solely on its review of such forms, except as set forth in the remainder of this section, the Corporation believes that all filing requirements applicable to Reporting Persons during and with respect to fiscal 1999 were complied with on a timely basis.

         The following individuals who were executive officers of the Corporation during fiscal year 1999 acquired shares of Common Stock under the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan (the "401(k) Plan") on a monthly basis and, under Section 16(a), a Form 4 was required to be filed by each executive officer within ten days after the end of the month in which each acquisition occurred: Lawrence Saper, Nicholas E. Barker and Stanton J. Rowe. Rather than filing a Form 4 in respect of each acquisition of shares of Common Stock pursuant to the 401(k) Plan to report such acquisition, each such executive officer filed a Form 5 required by Section 16(a) on August 6, 1999.

                   SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

         The following table provides information as to each person who is known to the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities as of October 1, 1999 (unless otherwise indicated):

                                            Amount and Nature of        Percent of
Name and Address of Beneficial Owner(1)    Beneficial Ownership(1)   Common Stock(2)
---------------------------------------    -----------------------   ---------------

Lawrence Saper
14 Philips Parkway                                3,044,288(3)            19.5%
Montvale, NJ 07645

Private Capital Management, Inc.
3003 Tamiami Trail N.                             1,201,413(4)             8.0%
Naples, FL  34103



----------

(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names as of October 1, 1999, except as otherwise disclosed in the footnotes to the table, according to information publicly filed or furnished to the Corporation by each of them.

(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 1999. For purposes of calculating Mr. Saper's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 1999 are deemed to be outstanding.

(3) Includes (i) 38,081 shares owned by trusts created by Mr. Saper for his minor children, (ii) 3,150 shares owned by Carol Saper, Mr. Saper's wife, (iii) 124,787 shares which are owned by an irrevocable trust of which Carol Saper and Martin Nussbaum are trustees, and (iv) 45,000 shares donated to the Lawrence and Carol Saper Foundation, a charitable foundation. Mr. Saper will receive annual distributions from the trust equal to 55.5% of the trust's initial net fair market value until November 2, 1999; thereafter, the sole beneficiaries are Carol Saper and Mr. Saper's descendants. The trustees have the sole right to vote and dispose of the shares. Mr. Saper disclaims beneficial ownership of all of the foregoing shares.

(4) Private Capital Management, Inc. ("PCM") is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. As of October 1, 1999, PCM had shared dispositive power with respect to 1,201,413 shares of Common Stock, sole voting power and sole dispositive power with respect to 3,000 shares of common stock and did not have shared voting power with respect to any shares of Common Stock. The information set forth herein was obtained from information furnished to the Corporation by PCM on October 1, 1999.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table provides information as of October 1, 1999 with respect to the Common Stock of the Corporation beneficially owned by each director and nominee (except Mr. Saper, whose holdings are shown in the preceding table) and each of the Named Executive Officers (as defined in "Executive Compensation" below), other than Mr. Saper, and by all directors and executive officers as a group (including Mr. Saper):



                                            Amount and Nature     Percent of
Name of Beneficial Owner(1)           of Beneficial Ownership  Common Stock(2)
---------------------------           -----------------------  ---------------
Alan B. Abramson...............                 5,000(3)              *
David Altschiller..............                15,650(4)              *
William L. Asmundson...........                28,250(4)              *
Joseph Grayzel, M.D............               256,171(5)             1.7%
George Heller..................                52,704(6)              *
Arno Nash......................                13,500(3)              *
Murray Pitkowsky...............                71,489(7)              *
John Gilbert...................                19,440(8)              *
Stanton J. Rowe................                21,637(9)              *
S. Arieh Zak...................                31,625(10)             *
All executive officers and
directors as a group (consisting
of 17 individuals).............             3,642,529(11)           23.0%
----------

*  Less than 1%.

(1) This table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names, except as otherwise disclosed in the footnotes to the table, according to information furnished to the Corporation by each of them.

(2) Shares beneficially owned, as recorded in this table, expressed as a percentage of the shares of the Common Stock of the Corporation outstanding as of October 1, 1999. For the purpose of calculating each person's beneficial ownership, any shares issuable pursuant to options exercisable within 60 days of October 1, 1999 are deemed to be beneficially owned by, and outstanding with respect to, such person.

(3) Includes 5,000 shares which are issuable pursuant to currently exercisable options.

(4) Includes 14,000 shares which are issuable pursuant to currently exercisable options.

(5) Does not include 31,500 shares held in the name of Dr. Grayzel's children (all of whom have attained majority) under the Uniform Gift to Minors Act, as to which shares Dr. Grayzel disclaims beneficial ownership. Includes 39,000 shares which are issuable pursuant to currently exercisable options. Does not include 25,000 shares which are issuable pursuant to options which will vest on the attainment of certain milestones.

(6) Includes 8,000 shares which are issuable pursuant to currently exercisable options.

(7) Includes 38,750 shares which are issuable pursuant to currently exercisable options.

(8) Includes 17,025 shares which are issuable pursuant to currently exercisable options.

(9) Includes 21,250 shares which are issuable pursuant to currently exercisable options.

(10) Includes 31,625 shares which are issuable pursuant to currently exercisable options.

(11) Includes 886,359 shares which are issuable pursuant to currently exercisable options.

                      EXECUTIVE OFFICERS OF THE CORPORATION

         The following table sets forth the names, ages and all positions and offices with the Corporation held by the Corporation's present executive officers. Unless otherwise indicated below, each person has held the office indicated for more than five years:


Name                             Age    Positions and Offices Presently Held
----                             ---    ------------------------------------
Lawrence Saper..................   71   Chairman of the Board and Chief Executive Officer
Murray Pitkowsky................   68   Senior Vice President and Secretary (1)
Leonard S. Goodman .............   55   Vice President, Treasurer and Chief Financial Officer(2)
Nicholas E. Barker..............   41   Vice President, Design(3)
James L. Cooper.................   48   Vice President, Human Resources(4)
John Gilbert....................   42   Vice President; President, Collagen Products Division(5)
Timothy J. Haines...............   42   Vice President; President, InterVascular, Inc.(6)
Stanton J. Rowe.................   48   Vice President, Business Development(7)
Donald Southard.................   53   Vice President; President, Patient Monitoring Division(8)
Paul J. Southworth..............   55   Vice President, President Cardiac Assist(9)
S. Arieh Zak....................   38   Vice President, Regulatory Affairs and Corporate Counsel(10)



----------

(1) Mr. Pitkowsky has been employed by the Corporation as Senior Vice President since October 1992, and as Secretary since January 1993. From April 1986 through October 1992, Mr. Pitkowsky served as Vice President, Finance and Treasurer of the Corporation. He served as Treasurer from December 1996 to December 1997 and from February 1994 to May 1994. Mr. Pitkowsky also served as Chief Financial Officer from December 1996 to October 1998 and from August 1994 to May 1995. Mr. Pitkowsky also served as acting President of Cardiac Assist from September 1998 to June 1999.

(2) Mr. Goodman has been employed as Chief Financial Officer of the Corporation since October 1998 and served as Treasurer since September 1999. Mr. Goodman served as President of LSG Associates, Financial and Business Strategy Consulting from October 1997 to September 1998. Mr. Goodman served as Senior Vice President and Chief Financial Officer at Benjamin Moore & Co. from April 1997 to September 1997 and was Vice President and Chief Financial Officer at Thompson Minwax Corporation from June 1996 to January 1997. Mr. Goodman served as Vice President, Finance and Chief Financial Officer at GAF Building Materials Corporation from August 1989 to May 1996.

(3) Mr. Barker has been employed by the Corporation as Vice President, Design since December 1997. Mr. Barker was employed by the Corporation as Manager, Corporate Design from October 1993 to December 1997 and as an Industrial Designer from September 1991 to October 1993.

(4) Mr. Cooper has been employed by the Corporation as Vice President, Human Resources since January 1998. Mr. Cooper served as Vice President, Human Resources of Schindler Elevator Corporation from January 1994 to January 1998 and was Group Vice President, Human Resources at Ingersoll-Rand Corporation from August 1988 to January 1994.

(5) Mr. Gilbert has been employed as a Vice President of the Corporation and as the President of the Collagen Products Division since September 1997. Mr. Gilbert served as General Manager of the Collagen Products Division from May 1997 to September 1997. Previously, he served as Director of VasoSeal Sales for the Collagen Products Division from July 1995 to May 1997. Mr. Gilbert served as an Area Sales Director for the Patient Monitoring Division, beginning in 1994. Prior to becoming Area Sales Director, Mr. Gilbert served as a Regional Sales Manager and Zone Manager for the Patient Monitoring Division. Mr. Gilbert has been employed by the Corporation since 1983.

(6) Mr. Haines has been employed as a Vice President of the Corporation and as the President of InterVascular, Inc. since August 1998. Mr. Haines served as Vice President, International Distribution and Markets of the Corporation from August 1997 to August 1998. Mr. Haines was Vice President, Managing Director, Europe at Heartport from March 1997 to August 1997. Mr. Haines served as a Vice President of the Corporation and as the President of the Patient Monitoring Division from July 1996 to March 1997. From July 1993 to June 1996, Mr. Haines served as the President of InterVascular, Inc., a wholly owned subsidiary of the Corporation. From June 1992 to July 1993, Mr. Haines served as Vice President, Operations of Telectronics, Inc.

(7) Mr. Rowe has been employed by the Corporation as Vice President, Business Development since September 1996. From September 1996 to February 1997, Mr. Rowe also served as Acting President, Cardiac Assist Division. Prior to his employment with the Corporation, Mr. Rowe served as Vice President, New Business Development of Johnson & Johnson Interventional Systems Company from January 1990 to July 1996.

(8) Mr. Southard has been employed as a Vice President of the Corporation and as the President of the Patient Monitoring Division since February 1997. Mr. Southard served as Vice President, Sales of the Patient Monitoring Division from July 1996 to February 1997. Prior to his employment with the Corporation, Mr. Southard served as Vice President, Sales and Marketing of Elscint, Inc. from August 1994 to June 1996, and as Chief Executive Officer of Serviscope Corp. from November 1991 to May 1994.

(9) Mr. Southworth has been employed as Vice President of the Corporation and as President of the Cardiac Assist Division since June 1999. Prior to his employment with the Corporation, Mr. Southworth served as President of the Vascular Division - Research and Development/ Technical Operations of Boston Scientific Corporation from July 1998 to June 1999 and President of the Meadox Medicals Division of
         Boston Scientific Corporation from February 1996 to July 1998. From September 1995 to February 1996, Mr. Southworth served as President of the Renal Products Group, National Medical Care Division of W. R. Grace. Mr. Southworth served as Vice President of Worldwide Operations of Davis and Geck Division of American Cyanamid from June 1990 to February 1996.

(10) Mr. Zak has been employed by the Corporation as Corporate Counsel since November 1992, and as Vice President of Regulatory Affairs since September 1995. From 1986 through 1992 Mr. Zak served as a litigation associate at Sullivan & Cromwell.

                             EXECUTIVE COMPENSATION
                           Summary Compensation Table

         The following table sets forth for the fiscal years ended June 30, 1999, 1998, and 1997, the compensation for services in all capacities to the Corporation of those persons who were at June 30, 1999 the chief executive officer and the other four most highly compensated executive officers of the Corporation (collectively, the "Named Executives"):


                                                                                             Long Term Compensation
                                                                                             ----------------------
                                                      Annual Compensation                      Awards           Payouts
                                                      -------------------                      ------           -------
                                                                            Other      Restricted
                                                                           Annual         Stock                  LTIP     All Other
            Name and                         Salary         Bonus       Compensation     Awards     Options    Payouts  Compensation
       Principal Position          Year        ($)           ($)             ($)           ($)        (#)         ($)      ($)(1)
       ------------------          ----      ------         -----       ------------   ----------   -------    -------  ------------

Lawrence Saper..................   1999       887,662       771,300        267,381(2)    --        70,000       --           12,849
  Chairman of the Board and        1998       850,650       638,000        249,014(2)    --         --          --           11,339
  Chief Executive Officer          1997       795,000       600,000        224,412(2)    --         --          --            9,869


Murray Pitkowsky,...............   1999       215,000        75,000        --            --        10,000       --           10,185
  Senior Vice President and        1998       215,000        75,000        --            --        10,000       --            8,176
  Secretary                        1997       215,000        75,000        --            --        15,000       --            6,989


Stanton J. Rowe.................   1999       207,500        63,000        --            --        15,000       --            5,924
  Vice President,                  1998       197,500        60,000        --            --        20,000       --            7,893
  Business Development             1997       154,071        60,000         86,328(3)    --        25,000       --              822


John Gilbert....................   1999       186,250        80,000        --            --        15,000       --            5,894
  Vice President;                  1998       171,250        76,000        --            --         7,500       --            6,475
  President, Collagen Products     1997       130,000        84,000        --            --        14,000       --            5,139


S. Arieh Zak....................   1999       201,000        55,000        --            --         6,500       --            5,921
  Vice President, Regulatory       1998       192,500        51,000         59,168(4)    --         7,500       --            5,082
  Affairs and Corporate Counsel    1997       182,500       122,500(5)     --            --        15,000       --            5,960




----------
(1) Amounts in this column represent (a) Corporation matching contributions under the Corporation's 401(k) Plan, (b) premiums for term life insurance and (c) with respect to split dollar life insurance policies maintained by the Corporation for the benefit of Messrs. Saper and Pitkowsky, the actuarial value of the benefit to such Named Executives of the current year's insurance premium paid by the Corporation in excess of that required to fund the death benefit under the policy. The amounts comprising items (a), (b) and (c) described above for each Named Executive in fiscal year 1997 are as follows: Saper: (a) $4,750,
         (b) $1,124 and (c) $3,995; Pitkowsky: (a) $4,750, (b) $732 and (c)
         $1,507; Rowe: (a) $0 and (b) $822; Gilbert: (a) $4,225 and (b) $914;
         and Zak: (a) $4,875 and (b) $1,085. The amounts comprising items (a),
         (b) and (c) described above for each Named Executive in fiscal year 1998 are as follows: Saper (a) $4,800, (b) $1,124 and (c) $5,415;
         Pitkowsky (a) $4,750, (b) $996 and (c) $2,430; Rowe: (a) $6,775 and (b)
         $1,118; Gilbert: (a) $5,425 and (b) $1,050; and Zak: (a) $3,978 and (b)
         $1,104. The amounts comprising items (a), (b) and (c) described above for each Names Executive in fiscal year 1999 are as follows: Saper (a) $4,800, (b) $1,124, and (c) $6,925; Pitkowsky (a) $4,800, (b) $878, and
         (c) $4,507; Rowe (a) $4,800, (b) $1,124; Gilbert: (a) $4,800 and (b)
         $1,094; and Zak: (a) $4,800 and (b) $1,121. Cumulative net life insurance premiums paid under the split dollar life insurance program are recoverable (i) with respect to Mr. Saper, on death, if not recovered earlier, and (ii) with respect to Mr. Pitkowsky, at retirement or death.

(2) Includes payments for automobile and reimbursement for executive portion of split dollar life insurance, respectively, in the following amounts: $70,490 and $145,115 in fiscal 1999; $69,290 and $131,970 in fiscal 1998; and $66,297 and $112,470 in fiscal 1997.

(3)      Includes $85,619 reimbursement for relocation expenses.

(4) Includes $43,242 reimbursement for medical expenses and $15,926 representing personal use of automobile leased by the Corporation.

(5) Includes special incentive award of $95,000 granted in May 1995 for which payment of $47,500 was made in fiscal 1996 and $47,500 was paid in fiscal 1997.

Options Of Named Executives To Purchase Securities

         On October 1, 1981, the Corporation adopted the 1981 Stock Option Plan, which was subsequently approved by the shareholders at the 1981 Annual Meeting. Options that qualify as, and options that do not qualify as, incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), may be granted thereunder. The 1981 Stock Option Plan, as amended, reserved 3,075,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee. The 1981 Stock Option Plan terminated on September 30, 1996; but options issued thereunder remain outstanding. Consequently, the Corporation can no longer issue options under the 1981 Stock Option Plan.

         On September 19, 1995, the Corporation adopted the 1995 Stock Option Plan, which was subsequently approved by the shareholders at the 1995 Annual Meeting. Options that qualify as, and options that do not qualify as, incentive stock options under the Code may be granted thereunder. The 1995 Stock Option Plan reserved 750,000 shares of Common Stock for issuance to key employees and officers recommended and approved by the Board of Directors, or a committee thereof, at a price not less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchased thereunder on the date of grant. No option may be exercisable more than ten years from the date of grant, and an incentive stock option granted to a 10% shareholder may not be exercisable more than five years from the date of grant. The Stock Option Plan is administered by the Compensation Committee. The 1995 Stock Option Plan terminates on September 17, 2005. On December 9, 1997, Shareholders adopted an Amendment to the 1995 Stock Option Plan which increased to 1,500,000 the number of shares of the Corporation's Common Stock which may be the subject of options granted pursuant to the 1995 Stock Option Plan. The Board of Directors has recommended an increase in the aggregate number of shares of Common Stock for issuance under the 1995 Stock Option Plan from 1,500,000 to 2,750,000.

Option Grants in Last Fiscal Year



                           Individual Grants
                       --------------------------                                        Potential Realized
                       Number of      % of Total                                       Value at Assumed Annual
                       Securities      Options                                           Rates of Stock Price
                       Underlying     Granted to                                     Appreciation for Option Term
                        Options      Employees in     Exercise Price   Expiration    ----------------------------
Name                   Granted(#)    Fiscal Year          ($/sh)          Date        5%($)            10%($)
----                   ----------    ------------     --------------   ----------     -----            ------
Lawrence Saper               70,000(1)   15.5           26.938      May 25, 2009     1,185,470      3,003,979
Murray Pitkowsky             10,000(2)    2.2           26.938      May 25, 2009       169,353        429,140
Stanton J. Rowe              15,000(2)    3.3           26.938      May 25, 2009       254,029        643,710
John Gilbert                 15,000(2)    3.3           26.938      May 25, 2009       254,029        643,710
S. Arieh Zak                  6,500(2)    1.4           26.938      May 25, 2009       110,079        278,941



(1)      The option became fully exercisable on date of grant, May 26, 1999.

(2) The option becomes exercisable in four equal annual installments beginning on May 26, 2000. However, prior to May 26, 2004 the portion of the option is exercisable only if the average of the high and low sales prices of the Common Stock as quoted on The NASDAQ National Market System on the trading day immediately preceding the exercise date is equal to or greater than $33.75. After May 26, 2004, the option is fully exercisable, without regard to the price of the Common Stock.

----------

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

                                                      Number of Securities
                           Shares                    Underlying Unexercised   Value of Unexercised In-the-
                          Acquired       Value       Options at Fiscal Year    Money Options at Fiscal
                         on Exercise    Realized      End(#) Exercisable/      Year End($) Exercisable/
Name                         (#)          ($)            Unexercisable               Unexercisable
----                         ---          ---           --------------              --------------

Lawrence Saper                0            0             615,000/0                  9,326,215/0
Murray Pitkowsky            7,500       120,788          32,500/27,500              365,312/228,428
Stanton J. Rowe             2,500        39,063          15,000/42,500              180,310/347,485
John Gilbert                2,250        34,126          15,650/28,000              188,224/195,066
S. Arieh Zak               10,000       121,410          27,875/22,125              308,171/201,032


Pension Plan and Supplemental Benefit Plans

Pension Plan

         The Corporation maintains the Datascope Corp. Pension Plan. Each year the Corporation contributes an amount necessary to fund the plan on an actuarial basis. Pension benefits to be received upon retirement are determined by an employee's highest 5 consecutive years' earnings (based on base salary, commission and certain bonus compensation paid to sales and service representatives) in the 10 years preceding retirement, length of service with the Corporation and age at retirement. Mr. Saper is currently credited with 35 years of service under the plan, Mr. Pitkowsky with 13 years, Mr. Rowe with 3 years, Mr. Gilbert with 16 years and Mr. Zak with 7 years. Pensions are reduced by 1.5% of an employee's estimated primary Social Security benefit for each year of credited service (to a maximum of 33 1/3 years). The net pension is limited as required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The table below illustrates annual pension benefits on a single life basis, assuming retirement at age 65 and prior to reduction for Social Security benefits or application of the ERISA limits.

Pension Plan Table


                                      Years of Service
                      -----------------------------------------------------
Final Average
Compensation             15        20          25         30          35
------------             --        --          --         --          --
$125,000              $28,125   $37,500     $46,875     $56,250     $65,625
 150,000               33,750    45,000      56,250      67,500      78,750
 175,000               39,375    52,500      65,625      78,750      91,875
 200,000               45,000    60,000      75,000      90,000     105,000
 225,000               50,625    67,500      84,375     101,250     118,125
 250,000               56,250    75,000      93,750     112,500     131,250
 300,000               67,500    90,000     112,500     135,000     157,500
 400,000               90,000   120,000     150,000     180,000     210,000
 450,000              101,250   135,000     168,750     202,500     236,250
 500,000              112,500   150,000     187,500     225,000     262,500


Supplemental Benefit Plans

         The Corporation also maintains certain plans which provide for supplemental pension benefits for Messrs. Saper and Pitkowsky (the "Supplemental Benefits Plans"). Under the terms of the plan maintained for Mr. Pitkowsky, he is entitled to receive upon retirement a total annual benefit of $120,000, which is payable for 15 years. The payments to be received were determined based upon Mr. Pitkowsky's employment by the Corporation past age 65. The plan in effect for Mr. Pitkowsky also provides for survivor benefits, including monthly payments upon death. The plan in effect for Mr. Saper during fiscal year 1999 provides that upon his retirement, Mr. Saper is entitled to receive annual lifetime payments, the amounts of which will be based on 60% of the average total compensation for the three years in which Mr. Saper's compensation was greatest of the ten years immediately preceding Mr. Saper's retirement, less the benefit payable under the Datascope Corp. Pension Plan. However, the supplemental retirement benefit will not be less than the value of the benefit that would have been payable had Mr. Saper's retirement occurred at age 65, which amount is actuarially increased to his actual retirement date. At June 30, 1999, the estimated annual benefit payable to Mr. Saper under his Supplemental Benefits Plan approximates $1,290,400. Under the terms of Mr. Saper's Supplemental Benefits Plan, the annual benefit will be increased to reflect changes in his compensation to retirement. The plan in effect for Mr. Saper provides survivor benefits in the form of a $10,000,000 life insurance policy, maintained pursuant to a split-dollar agreement among Mr. Saper, the Corporation, and a trust for the benefit of Mr. Saper's family (the "Trust"). The Corporation's net investment in the program is recoverable on Mr. Saper's death, but may be repaid sooner by the Trust. Benefits under each Supplemental Benefits Plan are paid from the general funds of the Corporation; however, the Corporation purchases key-man insurance intended to recover a substantial portion of the net after-tax cost of the benefits.

Compensation of Directors and other Matters

         The annual retainer for each director of the Corporation (except Mr. Saper and Dr. Grayzel) (the "Non-Employee Directors") is $24,000, which is payable in shares of the Corporation's Common Stock pursuant to the Datascope Corp. Non-Employee Director Compensation Plan (the "Non-Employee Director Plan"). Payment of the annual retainer will generally occur at the beginning of the next succeeding calendar year. In connection with the payment of annual retainers, the Corporation has reserved 25,000 shares of Common Stock for issuance. A director may elect to defer receipt of compensation, in which case the annual retainer will be paid entirely in shares of Common Stock. In the case of directors electing current receipt of compensation, 40% of such portion is paid in cash (to approximate current federal income tax liability) and the balance in Common Stock. Effective September 1, 1998, Mr. Altschiller entered into a consulting arrangement with the Corporation (which is described below) and, as a result, is no longer eligible to participate in the Non-Employee Director Plan.

         From time to time, the Corporation has granted options to directors to purchase shares of Common Stock. These options remain exercisable in full until the earlier of ten years after the date of grant or the termination of status as a director of the Corporation, and are not transferable except that each of the options may be exercised by an executor or administrator within one year after an optionee's death or disability but not beyond the option's normal expiration date. Each option provides that the optionee may pay for any shares acquired pursuant to the exercise of such option by cash or check or by transfer to the Corporation of a number of shares of the Corporation's Common Stock with an aggregate market value equal to the aggregate option exercise price. Such options do not qualify as incentive stock options under the Code. For federal income tax purposes, an optionee will realize taxable income on the date of exercise of an option, and the Corporation will then be allowed a deduction from income, equal to the excess of (a) the aggregate market value, on the date of exercise, of the shares so acquired over (b) the aggregate option exercise price for such shares.

         Transactions with respect to stock options granted to directors who are officers of the Corporation pursuant to the 1981 Stock Option Plan and the 1995 Stock Option Plan and with respect to the certain director options which have been approved by the Corporation's shareholders are exempt from the short-swing trading liability provisions of Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 of the Exchange Act. The 1981 Stock Option Plan and the 1995 Stock Option Plan do not cover grants to directors who are not employees or officers of the Corporation.

         Director David Altschiller has been engaged as a consultant to the Corporation since September 1998, providing advice and counsel in the area of advertising. Pursuant to an oral agreement, from September 1998 through November 1998, the Corporation paid Mr. Altschiller a consulting annual retainer at the annual rate of $100,000, payable on the first day of each month. Effective December 1, 1998, Mr. Altschiller's annual retainer was increased to $134,500. In addition, Mr. Altschiller was paid a discretionary bonus of $25,000 in August 1999 in respect of fiscal 1999.

         Director Joseph Grayzel, M.D. has been engaged as a consultant to the Corporation since January 1968. Pursuant to an oral agreement, Dr. Grayzel spends approximately 30 hours per week providing advice and counsel to the Corporation in the area of new product development. In consideration for these services, the Corporation paid Dr. Grayzel a consulting fee totaling $161,700 during fiscal 1999. In addition, during fiscal 1999, Dr. Grayzel was paid a discretionary bonus of $30,000 in respect of fiscal 1998.

Employment Contracts and Termination of Employment and Change in Control Arrangements

         The Corporation has entered into an employment agreement with Mr. Saper, dated as of July 1, 1996. The agreement is for a term of five years with automatic one-year extensions of the term of the agreement after July 1, 1997 unless either party gives notice of intent not to extend one hundred and eighty days before any extension. The employment agreement provides for an annual base salary and increases to the base salary as determined by the Board of Directors or its Compensation Committee. On September 22, 1999, the Board determined to increase Mr. Saper's annual base salary to $1,000,000. Pursuant to the terms of the employment agreement, Mr. Saper is entitled to an annual bonus based on criteria determined by the Compensation Committee. Under the employment agreement, Mr. Saper is also entitled to receive bonus compensation in accordance with any long-term and annual incentive compensation plans that are maintained by the Corporation for the benefit of its executives, and to participate in any other bonus plans maintained by the Corporation for its executives. See "Compensation Committee Report on Executive Compensation." Mr. Saper is also entitled to certain retirement benefits. See "Pension Plan and Supplemental Benefit Plans." Mr. Saper may terminate the employment agreement for good reason, including a significant breach by the Corporation of its obligations thereunder or certain changes-in-control of the Corporation, in which event Mr. Saper is entitled to receive a lump-sum payment equal to his compensation as then in effect (including base salary and prior year's bonus compensation) multiplied by the number of years (including any partial years) remaining in his term of employment.

         The Corporation has agreed that in the event of a change in control of the Corporation Messrs. Pitkowsky, Goodman and Southworth would each be entitled to a lump-sum payment of 2.5 times such employee's annual base salary then in effect.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee establishes and reviews the Corporation's arrangements and programs for compensating executive officers, including the Named Executives. The Compensation Committee is composed entirely of directors who are neither officers nor employees of the Corporation. The Compensation Committee has been advised by outside legal counsel and by compensation consultants in formulating the Compensation Committee's overall philosophy and objectives regarding executive compensation and in structuring the Chief Executive Officer's compensation package.

Philosophy and Policy

         The Compensation Committee's policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Corporation. Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under the bonus plans described below, and long-term performance of the Corporation is rewarded through the grant of stock options under the 1995 Stock Option Plan described above. The bonuses and stock options are in addition to executives' yearly base salaries, which are determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry.

         The Datascope Corp. Annual Incentive Plan (the "Annual Incentive Plan"), approved by the Shareholders in 1997, allows for annual bonus payments to eligible executives based on attainment of overall corporate and division financial thresholds and targets and certain subjective criteria; in the case of Mr. Saper, the thresholds and targets are limited to objective financial criteria. The thresholds and targets are established annually by the Corporation's Board of Directors. Bonuses are granted to participants if the thresholds are achieved, and the size of the executive's bonus increases with the level of achievement up to a certain maximum level of bonus. However, the Compensation Committee has the discretion to (i) decrease or eliminate the award payable to any executive who is covered by Section 162(m) of the Code (such as Mr. Saper) (each a "Covered Employee"), or (ii) increase, decrease or eliminate the award payable to any other executive, to reflect the individual performance and contribution of, and other factors relating to, such executive.

         The Compensation Committee believes that, in addition to compensating executives for the long-term performance of the Corporation, the grant of stock options aligns the interest of the executives with those of the Corporation's shareholders. The Compensation Committee determines the recipients of stock option grants and the size of the grants consistent with these principles, and based on the employee's performance and position with the Corporation.

Compensation of the Chief Executive Officer

         Mr. Saper's compensation for fiscal year 1999 was determined by an employment agreement entered into as of July 1996. The overall compensation included in the agreement was determined in a manner to be competitive with companies which the Compensation Committee believes are comparable to the Corporation in the Corporation's industry. Under the Annual Incentive Plan, Mr. Saper's total bonus compensation was $771,300 for fiscal year 1999.

Deductibility of Executive Compensation

         Section 162(m) of the Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Corporation's Chief Executive Officer and certain other highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Because the Annual Incentive Plan received Shareholder approval in 1997, amounts payable to Mr. Saper and other Covered Employees under the Annual Incentive Plan can be deducted under Section 162(m) of the Code.

                             Compensation Committee

                             Alan B. Abramson
                             William L. Asmundson
                             George Heller

         The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Corporation specifically incorporated this information by reference and shall not otherwise be deemed filed under such Acts.

Performance Graph

         The following graph compares the cumulative total shareholder return on Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products and Supplies Index for the five year period commencing July 1, 1994 and each subsequent June 30 through June 30, 1999. The graph assumes that the value of the investment in Common Stock was $100 on July 1, 1994 and that all dividends were reinvested.



                                                                  S & P MEDICAL
   Measurement Period                                               PRODUCTS
 (Fiscal Year Covered)    DATASCOPE CORP.        S & P 500         & SUPPLIES
 ---------------------    ---------------       -----------       -----------
          1994                  100                 100                100
          1995                 107.81             126.07             153.42
          1996                 110.94             158.86             201.56
          1997                 122.66             213.98             267.09
          1998                 166.02             278.52             357.28
          1999                 200.78             341.90             424.99


         ITEM 2. APPROVAL OF AMENDMENT TO THE 1995 STOCK OPTION PLAN

         As of October 1, 1999, there were 32,085 shares of authorized Common Stock which are available for granting new options (each an "Option") issued under the 1995 Stock Option Plan. The Board of Directors of the Corporation believes that the authorization of additional shares of Common Stock that may be issued pursuant to Options granted to officers and key employees under the 1995 Stock Option Plan would assist the Corporation in attracting and retaining qualified employees. Accordingly, the Board of Directors approved an amendment to the 1995 Stock Option Plan that would increase the aggregate number of shares of Common Stock which may be the subject of Options granted pursuant to the 1995 Stock Option Plan from 1,500,000 to 2,750,000 shares. If the amendment to the 1995 Stock Option Plan is not approved, no additional Options would be granted under the 1995 Stock Option Plan after the options initially authorized are granted. The increased number of shares of Common Stock subject to the 1995 Stock Option Plan would constitute approximately 8% of the shares of Common Stock that were outstanding, and reserved for issuance pursuant to outstanding Options, as of October 1, 1999.

Stock Option Plan

         The following is a summary of the material provisions of the 1995 Stock Option Plan. Such summary should, however, be read in conjunction with, and is qualified in its entirety by the complete text of the 1995 Stock Option Plan, as proposed to be amended, as set forth in Exhibit A to this Proxy Statement and incorporated herein by reference.

         General Information. The 1995 Stock Option Plan currently provides for the issuance of Options to purchase up to 2,750,000 shares of Common Stock. Each Option may be either an Incentive Stock Option ("ISO") as defined in Section 422 of the Code or a Non-Qualified Stock Option ("NQSO"). The 1995 Stock Option Plan is designed to aid the Corporation and its subsidiaries in retaining and attracting personnel of exceptional ability by enabling key employees to purchase a proprietary interest in the Corporation, thereby stimulating in such individual an increased desire to render greater services which will contribute to the continued growth and success of the Corporation and its subsidiaries. Officers and key employees (approximately 200 persons) are currently eligible for grants of Options under the 1995 Stock Option Plan. Any one participant may be granted Options to purchase a maximum of 150,000 shares of Common Stock in any one year (subject to adjustment as described below). Generally, any Option granted under the 1995 Stock Option Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for award under the 1995 Stock Option Plan; provided, however, that in the case of a cancellation or termination of an Option in the same fiscal year that such Option was granted (or for purposes of determining the maximum number of Options which may be granted to a participant under the Plan, the cancellation or termination of an Option at any time), both the canceled

Option and the newly granted Option shall be counted in determining whether the participant has received the maximum number of Options permitted to be issued to any one participant under the Plan.

         Term. The 1995 Stock Option Plan will terminate on September 17, 2005, unless the Board of Directors, in its sole discretion, terminates the 1995 Stock Option Plan prior to that date.

         Outstanding Options Subject to the Plan. As of October 1, 1999, Options granted to purchase an aggregate of 1,312,116 shares of Common Stock (with per share exercise prices ranging from $16.50 to $35.00 and expiration dates ranging from September 2005 to September 2009) were outstanding under the 1995 Stock Option Plan. On October 1, 1999, the closing price of the Common Stock was $37.81 per share.

         Plan Administration. The Compensation Committee or other duly designated committee of the Board shall administer the 1995 Stock Option Plan. The Compensation Committee has the full authority to interpret the 1995 Stock Option Plan, to establish and amend rules and regulations relating to it, to determine the key employees to whom Options may be granted under the 1995 Stock Option Plan, to select from among the eligible individuals those to whom Options are to be granted, to determine the terms and provisions of the respective Option agreements, and to make all other determinations necessary or advisable for the administration of the 1995 Stock Option Plan. Members of the Compensation Committee are not eligible to receive Options under the 1995 Stock Option Plan; each member of the Compensation Committee is both a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" as that term is defined for the purposes of Section 162(m) of the Code.

         The Stock Option Plan may be wholly or partially amended or otherwise modified, or suspended at any time or from time to time by the Compensation Committee, with the approval of the Board of Directors. However, the following amendments can only be adopted subject to approval of the shareholders of the
Corporation: any amendment which (i) increases the number of Shares that may be the subject of Options granted under the 1995 Stock Option Plan, (ii) expands that class of individuals eligible to receive Options under the 1995 Stock Option Plan, (iii) increases the period during which Options may be granted or the permissible term of Options under the 1995 Stock Option Plan, (iv) decreases the minimum exercise price of such Options, or (v) would require the approval of Shareholders in order for options granted under the 1995 Stock Option Plan to satisfy the requirements for performance-based compensation for purposes of
Section 162(m) (4) (C) of the Code (or successor provisions).

         Neither the amendment, suspension nor termination of the 1995 Stock Option Plan shall, without the consent of the holder of such Option, alter or impair any rights or obligations under any Option theretofore granted.

         Options Issued Under 1995 Stock Option Plan. The terms of specific Options are determined by the Compensation Committee. The per share exercise price of the Common Stock subject to Options shall not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. However, in the case of ISOs granted to a holder of shares representing at least 10% of the total combined voting power of the Corporation, or of any subsidiary or parent thereof (a "10% Shareholder"), the per share exercise price shall not be less than 110% of the fair market value of the Common Stock on the date of the grant. Each Option will be exercisable during the period or periods specified by the Compensation Committee, and set forth in an option agreement, which period or periods shall not exceed 10 years from the date of grant, or five years, in the case of ISOs granted to a 10% Shareholder. The aggregate fair market value, determined as of the date of grant, of the Common Stock subject to ISOs which may first become exercisable by an individual (under the 1995 Stock Option Plan or any other plan of any parent or subsidiary of the Corporation) in any calendar year shall not exceed $100,000. All shares available for issuance under the 1995 Stock Option Plan may be ISOs.

         The 1995 Stock Option Plan provides that the Compensation Committee shall make adjustments with respect to the unexercised portion of any Option to prevent the inequitable dilution or enlargement of the rights of any holder of an Option. In the event of a merger or consolidation where the Corporation is not the surviving corporation, and the agreements governing such transaction do not provide for the substitution of new options in lieu of Options, the holder of any Option granted under the 1995 Stock Option Plan will have the right, not less than five days prior to the record date for the determination of Shareholders entitled to participate in such merger or consolidation, to exercise the total unexercised portion of his or her Option without regard to any installment provisions of such Option, provided that all conditions precedent to the exercise of such Option, other than the passage of time, have been satisfied.

         Upon the exercise of an Option, the holder of such Option shall pay the Corporation the exercise price plus the amount of the required federal and state withholding taxes, if any. The 1995 Stock Option Plan allows the participant to pay the exercise price in cash or previously owned shares of Common Stock, (which have been held by the option holder for at least 6 months prior to the date the shares are surrendered for payment), or a combination thereof. The 1995 Stock Option Plan also allows participants to elect to have shares withheld upon exercise for the payment of withholding taxes.

         Should any employee terminate, either voluntarily or involuntarily, his or her employment at the Corporation or any of its subsidiaries, while holding any outstanding Options granted under the 1995 Stock Option Plan, such

Options will terminate on the date of such termination of employment, regardless of the term of the Option. However, if the termination of employment is due to retirement, the holder may exercise any Option which the holder could have exercised on the date of such termination of employment, provided that such exercise is within the Option term and within three months of such termination of employment. In addition, if the termination of employment is due to either death or disability of the holder, the holder may exercise any Option which the holder could have exercised on the date of such termination of employment, provided that such exercise is within the Option term and within one year of such termination of employment.

         An employee exercising an Option is not permitted to sell or transfer any Common Stock acquired thereby within seven months following the date of such exercise without the prior written consent of the Corporation. In the event that during the first six months of such period the holder of the Option ceases to be an employee of the Corporation or its subsidiaries for any reason (other than death), then the Corporation shall have the right for the duration of such seven month period to repurchase all such shares of Common Stock which are subject to such restriction at a purchase price equal to the aggregate exercise price paid by the employee for such shares of Common Stock. The Compensation Committee has waived this restriction on a per-employee basis for up to 2,500 exercisable Options per calendar year from each Option grant.

         New Plan Benefits. As of the date of this Proxy Statement, no Options have been granted under the 1995 Stock Option Plan with respect to any shares of Common Stock which are the subject of the proposed amendment to the 1995 Stock Option Plan.

Federal Income Tax Consequences

         Set forth below is a description of the federal income tax consequences under the Code of the grant and exercise of options awarded under the 1995 Stock Option Plan. This description does not purport to be a complete description of the federal income tax aspects of the 1995 Stock Option Plan. The summary does not include any discussion of state, local or foreign income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant to a particular employee eligible to receive Options.

         There will be no federal income tax consequences to employees or the Corporation on the grant of a NQSO. On the exercise of a NQSO, the employee generally will have taxable ordinary income, subject to withholding, equal to the excess of the fair market value of the shares of Common Stock received on the exercise date over the option price of the shares. The Corporation will be entitled to a tax deduction for its taxable year in which the employee includes the income, and in an amount equal to the amount of income recognized by the employee provided the Corporation complies with applicable withholding and/or reporting rules. Any ordinary income realized by an employee upon exercise of a NQSO will increase his tax basis in the Common Stock thereby acquired.

         With respect to Common Stock acquired upon the exercise of a NQSO which will not be transferable for the first seven months after exercise without the written consent of the Compensation Committee, and which will be subject to repurchase by the Corporation at the option exercise price should the participant cease to be an officer or employee of the Corporation or its subsidiaries during the first six months of such seven month period, for federal income tax purposes the Common Stock will be subject to a "substantial risk of forfeiture" during such six month period. Thus, a participant will defer the recognition of income until the end of that six month period (or until such restriction is terminated) and recognize compensation income equal to the difference between the exercise price and the market value of the Common Stock at such time unless the participant elects to recognize compensation income on the exercise date. Any additional gain or any loss recognized upon the subsequent disposition of the acquired Common Stock will be a capital gain or loss.

         With respect to ISOs, no compensation income is recognized by an employee, and no deduction is available to the Corporation upon either the grant or exercise of an ISO, provided that, with respect to the exercise of an ISO,
(i) the optionee does not dispose of the shares of Common Stock acquired upon such exercise (x) within two years after the date on which the ISO is granted or
(y) within one year after the date on which such shares are transferred to him, and (ii) the optionee is an employee of the Corporation at all times during the period which begins on the date on which the ISO is granted, and which ends three months before the date of exercise. However, the difference between the exercise price of an ISO and the market price of the Common Stock acquired on the date that the substantial risk of forfeiture of the underlying Common Stock lapses will be included in alternative minimum taxable income of a participant for the purposes of the "alternative minimum tax." Generally, if an optionee holds the shares acquired upon exercise of ISOs for the foregoing 2-year and 1-year periods, any gain recognized by the participant on a sale of such shares will be treated as capital gain. The gain recognized upon the sale is the difference between the option price and the sale price of the Common Stock. Thus, the net federal income tax effects on the holder of ISOs generally is to defer, until the shares are sold, taxation (other than for alternative minimum tax purposes) of any increase in the value of the Common Stock from the time of exercise to the time of sale, and to treat such gain as capital gain. If the optionee sells the shares prior to the expiration of either holding period set forth above (a "disqualified disposition"), the optionee will realize ordinary compensation income in the amount equal to the difference between the exercise price and the fair market value on the date that the substantial risk of forfeiture of the underlying Common Stock lapses. The Corporation will be entitled to take a deduction equal to the amount of the ordinary income which the optionee realizes. The ordinary income is taken into account by the optionee, and the deduction may be taken by the corporation, in the year of the disposition. The compensation income will be added to the optionee's basis for purposes of determining the gain on the sale of the shares. Such gain will be capital gain if the shares are held as capital assets. If the amount realized on the sale is less than the optionee's adjusted basis the compensation income required to be recognized thereby, and the corresponding deduction allowed to the Corporation, would be limited to the excess, if any, of the amount realized on the sale over the exercise price.

         An employee who surrenders shares of Common Stock in payment of the exercise price of an Option will not recognize gain or loss on his or her surrender of such shares, but, in the case of an NQSO, will recognize ordinary income, as compensation, on the exercise of an NQSO as described below. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal , in general, to their fair market value on the date of exercise in the case of an NQSO, and zero in the case of ISO, and the capital gains holding period will begin on the date of exercise. The use by an employee of shares of Common Stock previously acquired pursuant to the exercise of an ISO will be treated as a taxable disposition if the transferred shares have not been held by the employee for the requisite holding periods described above.

         If the Corporation delivers cash, in lieu of fractional shares, the employee will recognize ordinary income equal to the amount of cash paid. An amount equal to any such ordinary income will be deductible by the Corporation.

         Section 162(m) of the Code, which generally disallows a tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer and certain other highly compensated executive officers, provides that "performance-based" compensation will not be subject to the $1,000,000 deduction limitation. Since an employer is not entitled to a deduction upon the grant or exercise of an ISO in any event (except in the case of a disqualified disposition), this provision generally does not affect the Corporation's tax treatment with regard to ISOs. Options (other than ISOs) granted under a plan approved by shareholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant are considered performance-based compensation, if certain requirements are met. The 1995 Stock Option Plan meets such requirements and, accordingly, any income realized by employees with respect to the 1995 Stock Option Plan is not subject to the deduction limitation of Section 162(m).

         The 1995 Stock Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

Restrictions on Resale

         Registration Under the Securities Act. The Corporation may register the shares of Common Stock underlying the Options on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission. The Commission has indicated that optionees who have acquired shares pursuant to a bona fide public offering registered on Form S-8 and who are not affiliates of the Corporation, at the time of their proposed reoffer or resale, may generally resell or reoffer the shares so acquired. Optionees who are affiliates of the Corporation may resell or reoffer shares acquired pursuant to an Option only if such reoffer or resale is made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to a prospectus which meets the requirements of General Instruction C of Form S-8. In the case of affiliates, the exemption provided by Rule 144 under the Securities Act would be available so long as the Corporation continues to be in compliance with the reporting requirements and the affiliate complies with the volume limitations and the other requirements of that rule.

         Exemption from Section 16(b) of the Exchange Act. The 1995 Stock Option Plan meets the requirements of Rule 16b-3 of the Exchange Act, which exempts the acquisition of certain options under the 1995 Stock Option Plan from the operation of Section 16(b) under the Exchange Act.

Board Recommendation

         The Board of Directors believes that it is in the best interests of the Corporation and its shareholders to approve the amendment to the 1995 Stock Option Plan so that the Corporation can continue to attract, retain and motivate qualified employees and to align their interests with those of the Corporation's shareholders. Approval of the amendment to the 1995 Stock Option Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Accordingly, the Board of Directors recommends that you vote FOR the approval of the amendment to the 1995 Stock Option Plan.

                                 OTHER BUSINESS

         The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the next annual meeting of the Corporation's shareholders must be received by the Corporation for inclusion in the Corporation's 2000 Proxy Statement and form of proxy on or prior to July 10, 2000.

                     ANNUAL REPORTS AND FINANCIAL STATEMENTS

         The Annual Report to Shareholders of the Corporation for the fiscal year ended June 30, 1999 (the "Annual Report") is being furnished simultaneously herewith. Such Annual Report is not to be considered a part of this Proxy Statement.

         Upon the written request of any shareholder, management will provide, free of charge, a copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto. Requests should be directed to Secretary, Datascope Corp., 14 Philips Parkway, Montvale, New Jersey 07645.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Corporation's financial statements for the years ended June 30, 1999 and 1998 have been examined by the firm of Deloitte & Touche LLP, independent certified public accountants. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

         The Corporation's Board of Directors intends to review the appointment of independent certified public accountants at a meeting subsequent to the Annual Meeting of Shareholders.

                              COST OF SOLICITATION

         The cost of soliciting proxies in the accompanying form has been or will be borne by the Corporation. The Corporation has engaged the firm of MacKenzie Partners, Inc. as proxy solicitors. The fee to such firm for solicitation services is estimated to be $8,500 plus reimbursement of out-of-pocket expenses. In addition, directors, officers and employees of the Corporation may solicit proxies personally or by telephone or other means of communication. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation may reimburse them for any attendant expenses.

         It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                        By Order of the Board of Directors,


                                        MURRAY PITKOWSKY,
                                        Secretary


Dated:   November 1, 1999
         Montvale, New Jersey

                                                                       EXHIBIT A

                                 DATASCOPE CORP.
                             1995 STOCK OPTION PLAN

         1. Purpose. The 1995 Stock Option Plan (the "Plan") of Datascope Corp. (the "Company"), a Delaware corporation, is designed to aid the Company and its subsidiaries in retaining and attracting personnel of exceptional ability by enabling key employees to purchase a proprietary interest in the Company, thereby stimulating in such individuals an increased desire to render greater services which will contribute to the continued growth and success of the Company and its subsidiaries. Certain of the options to be granted under the Plan are intended to satisfy the requirements for classification as "Incentive Stock Options" as defined in Section 422, of the Internal Revenue Code of 1986, as amended (the "Code"). (An option granted under the Plan which is intended to satisfy the requirements for classification as an Incentive Stock Option shall be referred to herein as a "Plan Incentive Stock Option").

         2. Amount and Source of Stock. The aggregate number and class of shares which may be the subject of options granted pursuant to the Plan is 2,750,000 shares ("Shares") of Common Stock, par value $.01 per share, of the Company, subject to adjustment as provided in paragraph 10, all of which may be subject to Plan Incentive Stock Options. Any one participant may be granted Options to purchase a maximum of 150,000 Shares in any one year, subject to adjustment as provided in paragraph 10. Such Shares may be reserved or made available from the Company's authorized and unissued Shares or from Shares reacquired and held in the Company's treasury. In the event that any option granted hereunder shall terminate prior to its exercise in full, for any reason, including, without limitation, an option exchange pursuant to paragraph 13 hereof, or in the event that any Shares issued upon the exercise of an option granted hereunder shall be reacquired by the Company as provided in paragraph 12 hereof, then the Shares subject to the option so exercised or the Shares so reacquired shall be added to the Shares otherwise available for issuance pursuant to the exercise of options under the Plan; provided, however, that in the case of a cancellation or termination of an option in the same fiscal year that such option was granted (or for purposes of determining the maximum number of options which may be granted to a participant under the Plan, the cancellation or termination of an option at any time), both the canceled option and the newly granted option shall be counted in determining whether the participant has received the maximum number of options permitted to be issued to any one participant under the Plan.

         3. Administration of the Plan. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Board") comprised of three or more members of the Board, selected by the Board (the "Committee"). All of the members of the Committee shall be both "disinterested persons" as that term is described in Rule 16b-3 (c) (2) (or any successor provision) promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" as that term is defined for purposes of Section 162(m) of the Code (or any successor provision).

         The Committee shall have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the key employees to whom options may be granted under the Plan, to select from among the eligible individuals those to whom options are to be granted, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations necessary or advisable for the administration of the Plan. The Committee, with approval by the Board, shall have full authority to amend the Plan; provided, however, that any amendment that (i) increases the number of Shares that may be the subject of stock options granted under the Plan, (ii) expands that class of individuals eligible to receive options under the Plan, (iii) increases the period during which options may be granted or the permissible term of options under the Plan, (iv) decreases the minimum exercise price of such options, or (v) would require the approval of Shareholders in order for options granted under the Plan to satisfy the requirements for performance based compensation for purposes of Code Section 162(m) (4) (C) (or successor provision) shall only be adopted by the Committee subject to Board and shareholder approval. No amendment to the Plan shall, without the consent of the holder of an existing option, materially and adversely affect his or her rights under any option. The date on which the Committee, adopts resolutions granting an option to a specified individual shall constitute the date of grant of such option (the "Date of Grant"); provided, however, that if the grant of an option is made subject to the occurrence of a subsequent event (such as, for example, the commencement of employment), the date on which such subsequent event occurs shall be the Date of Grant. Such resolutions shall also specify whether the option is or is not intended to qualify as a Plan Incentive Stock Option; provided, however, that in the event no such specification is made in such resolutions the Committee, will be deemed to have specified that such option is intended to qualify as a Plan Incentive Stock Option; provided, further, however that in the event the Code's requirements for qualification as an Incentive Stock Option are inconsistent with the terms of an option that is specified, whether explicitly or implicitly, as intended to qualify as a Plan Incentive Stock Option, then such specification shall be deemed changed to the minimum extent necessary to be consistent with such requirements of the Code. The adoption of any such resolution by the majority of the members of the Committee shall complete the necessary corporate action constituting the grant of said option and an offer of Shares for-sale to said individual under the Plan.

         4. Eligibility. All officers and key employees of the Company or subsidiaries of the Company, as determined by the Committee, shall be eligible to receive options hereunder, provided, however, that no Plan Incentive Stock Option shall be granted hereunder to any person who immediately at the time of the grant of such option and assuming its immediate exercise, would beneficially own, within the meaning of Section 424(d) of the Code, Shares possessing more than ten percent (10%) of the total combined voting power of all of the outstanding Common Stock of the Company ("Ten Percent Shareholder"), unless the option granted to the Ten Percent Shareholder satisfies the additional conditions for options granted to Ten Percent Shareholders set forth in subparagraphs 5(a) and 6(a) hereof. For purposes of the Plan, a subsidiary shall mean any "subsidiary corporation" as defined in Section 424(f) of the Code and, in addition, with respect to any option under the Plan that is not an Incentive Stock Option, any partnership of which the Company or any subsidiary of the Company is a general partner. From time to time the Committee shall, in its sole discretion, within the applicable limits of the Plan, select from among the eligible individuals those persons to whom options shall be granted under the Plan, the number of Shares subject to each option, and the exercise price, terms and conditions of any options to be granted hereunder.

         5. Option, Price, Maximum Grant.

         (a) The exercise price for the Shares purchasable under options granted pursuant to the Plan shall not be less than 100%, or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the fair market value per share of the Shares subject to option under the Plan at the Date of Grant, solely as determined by the Committee in good faith. The exercise price for options granted pursuant to the Plan shall be subject to adjustment as provided in paragraph 10.

         (b) To the extent necessary for any Plan Incentive Stock Options to qualify as Incentive Stock Options, the aggregate fair market value, determined as of the Date of Grant, of the Shares subject to such options which may first become exercisable by an individual in any calendar year, under this Plan and all other stock option plans of the Company and of any parent or subsidiary of the Company pursuant to which Incentive Stock Options may be granted, shall not exceed $100,000.

         6. Term of Option.

         (a) Subject to the provisions of the Plan, the Committee shall have absolute discretion in determining the period during which, the rate at which and the terms and conditions upon which any option granted hereunder may be exercised, and whether any option exercisable in installments is to be exercisable on a cumulative or noncumulative basis; provided, however, that no option granted hereunder shall be granted within ten (10) years of the earlier of the date on which this Plan is adopted or the date on which this Plan is approved by the shareholders. It is further provided that no option granted herein under shall be exercisable after the expiration of ten (10) years or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the Date of Grant. Unless the resolution granting an option provides otherwise, each option granted hereunder shall, subject to the provisions of paragraph 8 hereof, be exercisable for a period of ten (10) years or, in the case of a Plan Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years from the Date of Grant.

         (b) The grant of options by the Committee shall be effective as of the date on which the Committee shall authorize the option; provided, however, that no options granted hereunder shall be exercisable unless and until the holders shall enter into individual option agreements with the Company that shall set forth the terms and conditions of such options. Each such agreement shall expressly incorporate by reference the provisions of this Plan and shall state that in the event of any inconsistency between the provisions hereof and the provisions of such agreement, the provisions of this Plan shall govern.

         7. Exercise of Options. An option shall be exercised when written notice of such exercise, signed by the person entitled to exercise the option, has been delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Said notice shall specify the number of Shares for which the option is being exercised and shall be accompanied by (i) such documentation, if any, as may be required by the Company as provided in subparagraph 11 (b), and (ii) payment of the aggregate option price. Such payment shall be in the form of (i) cash or a certified check (unless such certification is waived by the Company) payable to the order of the Company in the amount of the aggregate option price, (ii) certificates duly endorsed for transfer (with all transfer taxes paid or provided for) evidencing a number of shares of Common Stock of the Company of which the aggregate market value on the date of exercise is equal to the aggregate option exercise price of the shares being purchased, or (iii) a combination of these methods of payment; provided, however, that payment, whether in whole or in part, by surrendering certificates, may only be made if the optionee has held such shares for a period of at least 6 months prior to the date of surrender. Delivery of said notice shall constitute an irrevocable election to purchase the Shares specified in said notice, and the date on which the Company receives the last of said notice, documentation and the aggregate option exercise price for all of the shares covered by the notice shall, subject to the provisions of paragraph 11 hereof, be the date as of which the Shares so purchased shall be deemed to have been issued. The person entitled to exercise the option shall not have the right or status as a holder of the Shares to which such exercise relates prior to receipt by the Company of the payment, notice and documentation expressly referred to in this paragraph 7.

         8. Exercise and Cancellation of Options Upon Termination of Employment or Death. Except as set forth below, if a holder shall voluntarily or involuntarily terminate his service as an employee of the Company or any subsidiary of the Company, the option of such holder shall terminate upon the date of such termination of employment regardless of the expiration date specified in such option. If the termination of employment is due to retirement (as defined by the Committee in its sole discretion), the holder shall have the privilege of exercising any option that which the holder could have exercised on the day upon which he ceased to be an employee of the Company or any subsidiary of the Company, provided, however, that such exercise must be accomplished within the term of such option and within three (3) months of the holder's retirement. If the termination of employment is due to disability (to an extent and in a manner as shall be determined by the Committee in its sole discretion), he (or his duly appointed guardian or conservator) shall have the privilege of exercising any option that he could have exercised on the day upon which he ceased to be an employee of the Company or any subsidiary of the Company; provided, however, that such exercise must be accomplished within the term of such option and within one (1) year of the termination of his employment with the Company or any subsidiary of the Company. If the termination of employment is due to the death of the holder, the duly appointed executor or administrator of his estate shall have the privilege at any time of exercising any option that the holder could have exercised on the date of his death; provided, however, that such exercise must be accomplished within the term of such option and within one (1) year of the holder's death. For all purposes of the Plan, an approved leave of absence shall not constitute interruption or termination of employment. Nothing contained herein or in any option agreement shall be construed to confer on any option holder any right to be continued in the employ of the Company or any subsidiary of the Company or derogate from any right of the Company or any subsidiary of the Company to retire, request the resignation of or discharge such option holder or to lay off or require a leave of absence of such option holder(with or without pay), at any time, with or without cause.

         8A. Election to Have Shares Withheld.

         (a) A holder may elect to have Shares withheld by the Company in order to satisfy federal and state withholding tax liability (a "share withholding election"), provided, (i) the Committee shall not have revoked its advance approval of the holder's share withholding election; and (ii) the share withholding election is made on or prior to the date on which the amount of withholding tax liability is determined (the "Tax Date"). If a holder elects within thirty (30) days of the date of exercise to be subject to withholding tax on the exercise date pursuant to the provisions of Section 83(b) of the Code, then the share withholding election may be made during such thirty (30) day period. Notwithstanding the foregoing, a holder whose transactions in Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934 may make a share withholding election only if the following additional conditions are met: (i) the share withholding election is made no sooner than six (6) months after the Date of Grant, except, however, such six (6) month condition shall not apply if the holder's death or disability (as shall be determined by the Committee) occurs within such six (6) month period; and (ii) the share withholding election is made (x) at least six (6) months prior to the Tax Date,
(y) during the period beginning on the third business day following the date of release of the Company's quarterly or annual financial results and ending on the twelfth business day following such date.

         (b) A share withholding election shall be deemed made when written notice of such election, signed by the holder, has been hand delivered or transmitted by registered or certified mail to the Secretary of the Company at its then principal office. Delivery of said notice shall constitute an irrevocable election to have Shares withheld.

         (c) Upon exercise of an option by a holder, the Company shall transfer the total number of Shares subject to the option to the holder on the date of exercise, provided, however, that pursuant to subparagraph (d) below, the holder will be unconditionally obligated to tender shares back to the Company.

         (d) If a holder has made a share withholding election pursuant to this
Section 8A; and (i) within thirty (30) days of the date of exercise of the option, the holder elects pursuant to the provisions of Section 83 (b) of the Code to be subject to withholding tax on the date of exercise of his option, then such holder will be unconditionally obligated to immediately tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Committee) equal to the amount of tax required to be withheld plus cash for any fractional amount, together with written notice to the Company informing the Company of the holder's election pursuant to
Section 83(b) of the Code; or (ii) if the holder has not made an election pursuant to the provisions of Section 83 (b) of the Code, then on the Tax Date, such holder will be unconditionally obligated to tender back to the Company the number of Shares having an aggregate fair market value (as determined in good faith by the Committee) equal to the amount of tax required to be withheld plus cash for any fractional amount.

         9. Non-transferability of Options. No option granted under the Plan shall be sold, pledged, assigned or transferred in any manner except to the extent that options may be exercised by an executor or administrator as provided in paragraph 8 hereof. An option may be exercised, during the lifetime of the holder thereof, only by such holder or his duly appointed guardian or conservator in the event of his disability.

         10. Adjustments Upon Changes in Capitalization.

         (a) If the outstanding Shares are subdivided, consolidated, increased, decreased, changed into, or exchanged for a different number or kind of shares or other securities of the Company through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue additional Shares as a dividend or pursuant to a stock split, then the number and kind of Shares available for issuance pursuant to the exercise of options to be granted under this Plan and all Shares subject to the unexercised portion of any option theretofore granted and the option price of such options shall be adjusted to prevent the inequitable enlargement or dilution of any rights hereunder; provided, however, that any such adjustment in outstanding options under the Plan shall be made without change in the aggregate exercise price applicable to the unexercised portion of any such outstanding option. No such adjustment shall be made that(i) with respect to a Plan Incentive Stock Option, would violate Code Section 422, or successor provision or(ii) would constitute a cancellation and reissuance of an option for purposes of Code Section 162(m) to the extent such reissuance would result in the grant of options in excess of the maximum number of options permitted to be granted to any participant under the Plan. Distributions to the Company's Shareholders consisting of property other than shares of Common Stock of the Company or its successor and distributions to Shareholders of rights to subscribe for Common Stock shall not result in the adjustment of the Shares purchasable under outstanding options or the exercise price of outstanding options. Adjustments under this paragraph shall be made by the Committee whose determination thereof shall be conclusive and binding. Any fractional Share resulting from adjustments pursuant to this paragraph shall be eliminated from any then outstanding option. Nothing contained herein or in any option agreement shall be construed to affect in any way the right or power of the Company to make or become a party to any adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or otherwise transfer all or any part of its business or assets.

         (b) If, in the event of a merger or consolidation, the Company is not the surviving corporation, and in the event that the agreements governing such merger or consolidation do not provide for the substitution of new options or other rights in lieu of the options granted hereunder or for the express assumption of such outstanding options by the surviving corporation, or in the event of the dissolution or liquidation of the Company, the holder of any option theretofore granted under this Plan shall have the right not less than five (5) days prior to the record date for the determination of Shareholders entitled to participate in such merger consolidation, dissolution or liquidation, to exercise his option, in whole or in part, without regard to any installment provision that may have been made part of the terms and conditions of such option; provided, that any conditions precedent to such exercise set forth in any option agreement granted under this Plan, other than the passage of time, have been satisfied. In any such event, the Company will mail or cause to be mailed to each holder of an option hereunder a notice specifying the date that is to be fixed as of which all holders of record of the Shares shall be entitled to exchange their shares for securities, cash or other property issuable or deliverable pursuant to such merger, consolidation, dissolution or liquidation. Such notice shall be mailed at least ten (10) days prior to the date therein specified. In the event any then outstanding option is not exercised in its entirety on or prior to the date specified therein, all remaining outstanding options granted hereunder and any and all rights thereunder shall terminate as of said date.

         11. General Restrictions.

         (a) No option granted hereunder shall be exercisable if the Company shall, at any time in its sole discretion, determine that (i) the listing upon any securities exchange, registration or qualification under any state or federal law of any Shares otherwise deliverable upon such exercise, or (ii) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of such events, the exercisability of such actions shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any option or any portion of any option during the period when exercisability has been suspended.

         (b) The Committee may require, as a condition to the right to exercise an option, that the Company receive from the option holder, at the time of any such exercise, representations, warranties and agreements to the effect that the Shares are being purchased by the holder only for investment and without any present intention to sell or otherwise distribute such Shares and that the option holder will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificate issued to evidence such Shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

         12. Restrictions on Transfers of Shares; Repurchase by the Company.

         (a) Without the prior written consent of the Company, the individual exercising an option hereunder shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares acquired upon the exercise of options hereunder or any interest in any such Shares within seven (7) months following the date of such exercise. In the event that during the first six months of such period the option holder shall, for any reason (other than death), cease to be an officer or employee of the Company or its subsidiaries, then forthwith upon the occurrence of such event, the Company shall have the right for the duration of such seven month period to repurchase from the option holder, and upon the exercise of such right, the option holder shall be required to sell to the Company, all such Shares owned by him which are then subject to restriction under this subparagraph 12(a) for a price equal to the aggregate exercise price paid for such Shares. The Company may exercise its right to repurchase shares by mailing notice of exercise to the option holder prior to the expiration of the Company's repurchase right. In the event the Company repurchases such Shares, the certificate or certificates evidencing such Shares shall forthwith be delivered to the Company against full payment of~the sum of (i) an amount of money in the form of cash or check equal to the amount, if any, paid by the optionee in cash or check as payment of the exercise price, and (ii) a number of Shares equal to the number of Shares, if any, paid by the optionee as payment of the exercise price, without regard to the then fair market value of such Shares. In the event the optionee had paid the option exercise price, in whole or in part, in Shares, then the Company shall delay such repurchase until six (6) months and ten (10) days from the date the optionee ceased to be an officer or employee of the Company or its subsidiaries.

         (b) The certificate or certificates delivered to individuals who exercise options hereunder to evidence Shares acquired upon any exercise of an option (as provided in paragraph 7 hereof) shall bear, in addition to any restrictive legend required by subparagraph 11 (b) hereof, a legend summarizing the restrictions set forth in subparagraph (a) of this paragraph 12.

         (c) In the event of the death of an option holder, all restrictions set forth in subparagraph (a) and provided for in subparagraph (b) of this paragraph shall terminate forthwith with respect to any and all Shares owned by such holder at the date of his death, but neither the termination of such restrictions upon the death of the holder nor any lapse of restrictions upon the expiration of any period specified in subparagraph 12(a) hereof shall affect the obligations of the holder (or his executor or administrator) to comply with the requirements of subparagraph 11 (b) in connection with any sale or other disposition of any such Shares.

         (d) Anything in the Plan to the contrary notwithstanding, the Committee, shall have the power, in its discretion, to lessen or eliminate the period of time during which the transfer of a holder's Shares is restricted under, and/or to eliminate or modify in the holder's favor the Company's right to repurchase Shares pursuant to, this paragraph 12, whether before or after any option is granted or exercised hereunder.

         13. Exchange of Options. The Committee shall have the right to grant options hereunder that are granted subject to the condition that the grantee shall agree with the Company to terminate all or a portion of another option or options previously granted under the Plan. The Shares that had been issuable pursuant to the exercise of the option terminated in the exchange of options shall, upon such termination, again become available for issuance pursuant to the exercise of options under the Plan.

         14. Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on September 17, 2005, and no options under the Plan shall thereafter be granted, provided, however, the Board at any time may, in its sole discretion, terminate the Plan prior to the foregoing date. No termination of the Plan shall, without the consent of the holder of an existing option, materially and adversely affect his rights under such option.

         The Plan shall be submitted to the Shareholders of the Company for approval in accordance with the applicable provisions of the Delaware General Corporation Law as promptly as practicable and in any event within one year after the date of the original adoption hereof by the Board. Any options granted hereunder prior to such shareholder approval shall not be exercisable unless and until such approval is obtained. If such approval is not obtained within such time period, the Plan and any options granted hereunder shall be terminated.

PROXY                            DATASCOPE CORP.                   COMMON STOCK

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 7, 1999


                  The undersigned hereby constitutes and appoints LAWRENCE SAPER and MURRAY PITKOWSKY, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $.01 per share, of DATASCOPE CORP. that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Shareholders of DATASCOPE CORP., to be held at The Harmonie Club, 4 East 60th Street, New York, New York, on December 7, 1999 at 11:00 o'clock a.m., local time, and at any adjournment thereof, on all matters coming before said meeting:

         1. ELECTION OF DIRECTORS. Nominees: David Altschiller and Joseph Grayzel, M.D. (Mark only one of the following boxes.)

                  |_| VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any):
                           __________________

                  |_|      VOTE WITHHELD from all nominees.

         2. PROPOSAL TO APPROVE THE AMENDMENT TO THE DATASCOPE CORP. 1995 STOCK OPTION PLAN.

                  |_| FOR               |_|  AGAINST           |_|      ABSTAIN

         3. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.


                        (Continue and sign on other side)

                           (Continued from other side)

              This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors and FOR the proposal to approve the amendment to the Datascope Corp. 1995 Stock Option Plan.

              The undersigned acknowledges receipt of the accompanying Proxy Statement dated November 1, 1999.

                                        Dated: ____________________, 1999

                                        _________________________________

                                        _________________________________
                                           Signature of Shareholder(s)

                                        (When signing as attorney,
                                        trustee, executor,
                                        administrator, guardian,
                                        corporate officer, etc., please
                                        give full title. If more than
                                        one trustee, all should sign.
                                        Joint owners must each sign.)
                                        Please date and sign exactly as
                                        name appears above.
                                        I plan |_| I do not plan |_| to attend
                                        the Annual Meeting.


                                        2